 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-266686
Prospectus Supplement
(to Prospectus dated September 15, 2022)
Getty Images Holdings, Inc.
400,795,769 shares of Class A Common Stock
3,750,000 Warrants to Purchase shares of Class A Common Stock
Up to 24,449,980 shares of Class A Common Stock Issuable upon Exercise of the Warrants
This prospectus supplement updates and supplements the prospectus dated September 15, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-266686). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September [19], 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus and this prospectus supplement relates to the issuance by us of up to 24,449,980 shares of our class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (1) up to 20,699,980 shares of our Class A Common Stock issuable upon the exercise of 20,699,980 public warrants, originally issued by CC Neuberger Principal Holdings II (“CCNB”) as part of its initial public offering of units at a price of $10.00 per unit, such units were comprised of one Class A ordinary share of CCNB and one-fourth of one redeemable warrant, which are currently exercisable at a price of $11.50 per share of our Class A Common Stock (the “Public Warrants”), and (2) up to 3,750,000 shares of our Class A Common Stock issuable upon the exercise of 3,750,000 forward purchase warrants (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Warrants”) originally issued to Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”) pursuant to the Forward Purchase Agreement (as defined in the Prospectus), pursuant to which NBOKS purchased 20,000,000 shares of Class A Common Stock and 3,750,000 warrants to purchase our Class A Common Stock for aggregate consideration of $200,000,000, and such Forward Purchase Warrants are currently exercisable at a price of $11.50 per share. All of the Warrants were assumed by us in connection with the Business Combination (as defined in the Prospectus).
In addition, this prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling security holders identified in this prospectus and this prospectus supplement (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of: (1) up to 400,795,769 shares of Class A Common Stock (the “Total Resale Shares”), including (i) 211,176,779 shares of Class A Common Stock which shares were originally issued to certain Getty Images Equityholders (as defined in the Prospectus) in connection with the consummation of the Business Combination as merger consideration at an equity consideration value of $10.00 per share, (ii) up to 58,682,241 shares of Class A Common Stock (the “Earn-Out Shares”) that certain Griffey Global (as defined in the Prospectus) equity holders received after achieving certain vesting conditions described herein as merger consideration (at an equity consideration value of $10.00 per share), (iii) up to 3,930,753 shares of Class A Common Stock issuable to certain Getty Images Equityholders upon the exercise or vesting of certain equity awards: (A) 2,753,341 of such shares have an exercise price of $3.13 per share; (B) 555,430 of such shares have an exercise price of $7.82 per share, (C) 228,107 of such shares have an exercise price of $2.74 per share, (D) 155,802 of such shares have an exercise price of $1.96 per share, (E) 183,359 of such shares have an exercise price of $2.35 per share, (F) 14,922 of such shares have an exercise price of $4.70 per share and (G) 39,792 of such shares have an exercise price of $3.52 per share, (iv) up to 20,560,000 shares of Class A Common Stock (the “Founder Shares”) issued in connection with the consummation of the Business Combination, originally issued in a private placement to CC Neuberger principal Holdings II Sponsor LLC (“Sponsor”) at a price of $0.001 per share and a portion transferred to the Pre-Closing Independent Directors (as defined in the Prospectus), (v) up to 2,570,000 shares of Class A Common Stock issued as a result of the conversion of Series B-1 Common Stock (as defined in the Prospectus), after achieving certain vesting conditions pursuant to the Sponsor Side Letter (as defined in the Prospectus), originally issued at a price of approximately $0.001 per share, (vi) up to 2,570,000 shares of Class A Common Stock issued as a result of the conversion of Series B-2 Common Stock (as defined in the Prospectus), after achieving certain vesting conditions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vii) 30,000,000 shares of Class A Common Stock issued to NBOKS pursuant to the Backstop Agreement (as defined in the Prospectus) (the “Backstop Shares”), originally issued at a price of $10.00 per share, (viii) 20,000,000 shares of Class A Common Stock issued to NBOKS pursuant to the Forward Purchase Agreement (as defined in the Prospectus) (the “Forward Purchase Shares”), originally issued at a price of $10.00 per share, (ix) up to 36,000,000 shares of Class A Common Stock issued to certain Selling Securityholders pursuant to subscription agreements in connection with the Business Combination (the “PIPE Shares”), which were originally issued for a price of $10.00 per share, (x) up to 11,555,996 shares of our Class A Common Stock that were issued at a price of $11.50 per share on a cashless exercise basis upon the exercise by CC NB Sponsor 2 Holdings LLC (“CC Holding”) and NBOK of 18,560,000 private placement warrants (the “Private Placement Warrants”), which were originally issued to the Sponsor in a private placement at a price of $1.00 per warrant consummated concurrently with CCNB’s initial public offering and subsequently distributed to CC Holding and NBOKS, as the members of the Sponsor, for no additional consideration, and (xi) up to 3,750,000 shares of our Class A Common Stock issuable upon the exercise of our Forward Purchase Warrants following the public resale of our Forward Purchase Warrants by the Selling Securityholder; and (2)  up to 3,750,000 Forward Purchase Warrants originally issued to NBOKS pursuant to the Forward Purchase Agreement for aggregate consideration of $200,000,000 for the purchase of 20,000,000 shares of Class A Common Stock and the Forward Purchase Warrants, each Forward Purchase Warrant is currently exercisable at a price of $11.50 per share. Depending on the price, the public securityholders may have paid significantly more than the Selling Securityholders for any shares or warrants they may have purchased in the open market based on variable market price.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Please see “Plan of Distribution” for more information. In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.
You should read the prospectus, this prospectus supplement and any other prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and Warrants are traded on the New York Stock Exchange under the symbol “GETY” and “GETY WS”, respectively. On September 16, 2022, the last reported sale price of our Class A Common Stock on the New York Stock Exchange was $8.49 per share, and the closing price of our Warrants was $0.39 per Warrant.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus is correct as of any time after the date of that information.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is September 19, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 19, 2022

GETTY IMAGES HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-41453 (Commission File Number)	87-3764229 (IRS Employer Identification No.)
605 5th Ave S. Suite 400 Seattle, WA (Address of Principal Executive Offices)	98104 (Zip Code)
Registrant’s telephone number, including area code: (206) 925-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock Warrants	GETY GETY WS	New York Stock Exchange New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.
Other Events.

On September 19, 2022, Getty Images Holdings, Inc. (the “Company”) issued a press release announcing the redemption of all of the Company’s outstanding warrants to purchase shares of the Company’s Class A common stock that were issued under the Warrant Agreement, dated as of August 4, 2020, between CC Neuberger Principal Holdings II (“CCNB”) and Continental Stock Transfer & Trust Company (“CST”) as warrant agent (the “Warrant Agreement”), as amended by the Warrant Assumption Agreement, dated as of July 22, 2022, by and among CCNB, the Company, CST (as predecessor warrant agent) and American Stock Transfer & Trust Company, LLC (as successor warrant agent) for a redemption price of $0.01 per warrant, that remain outstanding at 5:00 p.m. New York City time on October 19, 2022. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Following the redemption date, the Warrants are expected to be delisted from the New York Stock Exchange.
A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.2 hereto and is incorporated herein by reference.
None of this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 or the Notice of Redemption attached hereto as Exhibit 99.2 shall constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
Item 9.01
Financial Statements and Exhibits.

(d) Exhibits.
Exhibit Number	Description
99.1	Press Release, dated September 19, 2022.
99.2	Notice of Redemption, dated September 19, 2022.
101	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 19, 2022
GETTY IMAGES HOLDINGS, INC.
By:
/s/ Kjelti Kellough

Name:
Kjelti Kellough

Title:
Senior Vice President, General Counsel, and Corporate Secretary

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